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                                                                EXHIBIT 99.1


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                          SUN HEALTHCARE GROUP, INC.

                               101 SUN LANE. NE
                        ALBUQUERQUE, NEW MEXICO 87109


                                         CONTACT: Majorie Goldstein (investors)
                                                        Phyllis Goodman (media)
                                                                   505-821-3355



          SUN HEALTHCARE GROUP AND RETIREMENT CARE ASSOCIATES AMEND
                               MERGER AGREEMENT

Albuquerque, N.M., May 29, 1997 -- Sun Healthcare Group Inc. (NYSE:SHG) and Retirement Care Associates, Inc. (NYSE:RCA) announced today that they have amended the terms of their merger agreement. The amendment changes the number of shares of Sun common stock that will be issued for each share of RCA common stock from 0.6625 to 0.68265, to reflect an agreement for Sun to retain RCA's ownership interest in In-House Rehab Corporation (OTC:IHRB).

     Sun originally entered into merger agreements with RCA and Contour Medical, Inc. (Nasdaq Small Cap:CTMI) on February 17, 1997, that provided for Sun to acquire RCA and Contour, a national provider of medical supplies for the long-term care industry. RCA owns approximately 65 percent of the outstanding shares of Contour. The amendment does not affect Sun's merger agreement with Contour.

     The original merger agreement called for Sun to sell RCA's ownership interest in In-House Rehab, which constitutes approximately 3.5 million shares, for RCA's basis in the stock. The amended agreement now calls for Sun to issue approximately 350,000 additional shares of Sun common stock to RCA shareholders, and to retain RCA's ownership interest in In-House Rehab.

     The parties contemplate closing both transactions in the third quarter of 1997.

     Headquartered in Albuquerque, N.M., Sun Healthcare Group, Inc., is a diversified international long-term care provider. Sun companies operate long-term facilities and



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pharmacy services across the United States and in the United Kingdom. Sun subsidiaries provide therapy services in the United States, fulfill the medical supply needs of nursing homes, and offer a comprehensive array of ancillary services for the healthcare industry.

        Atlanta, GA.-based RCA operates 120 long-term care, independent and assisted living facilities located primarily in the southeastern United States.

        Except for historical information, all other matters in this press release are forward-looking statements that involve risks and uncertainties as detailed from time to time in the company's SEC filings, including Sun's annual report on Form 10-K for the fiscal year ended December 31, 1996.

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